Exhibit 7.4

CUSTODY AND SECURITIES ACCOUNT CONTROL AGREEMENT

This Custody and Securities Account Control Agreement (this “Agreement”) is dated as of June 23, 2010 and is by and among Credit Suisse International (“Party A”), as a Pledgor (as defined in the Collateral Agreement) with respect to the Party A Collateral Subaccount (as defined below) numbered 80435601 and as a Secured Party (as defined in the Collateral Agreement) with respect to the Party B Collateral Subaccount (as defined below) numbered 80435602, Green Equity Investors Side V, L.P. (“Party B”), as a Pledgor (as defined in the Collateral Agreement) with respect the Party B Collateral Subaccount (as defined below) numbered 80435602 and as a Secured Party (as defined in the Collateral Agreement) with respect to the Party A Collateral Subaccount (as defined below) numbered 80435601, Credit Suisse International, in its capacity as valuation agent (“Valuation Agent”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its capacity as custodian and securities intermediary (the “Custodian”).

WHEREAS, Party A and Party B have entered into (i) a certain Share Option Transaction, governed by a letter confirmation (the “Confirmation”), dated as of June 15, 2010, incorporating an agreement in the form of the 1992 ISDA Master Agreement (the “Master Agreement” and together with the Confirmation, the “Transaction Agreement”), and (ii) a letter agreement (the “Letter Agreement”), dated as of June 15, 2010, incorporating the 1994 ISDA Credit Support Annex (Bilateral Form – New York Law) (the “Form CSA”), and including the parties’ elections with respect to Paragraph 13 of the Form CSA (the Letter Agreement, as supplemented by the Form CSA, the “Collateral Agreement”), to constitute a Credit Support Document with respect to the Transaction Agreement;

WHEREAS, Paragraph 13(g) of the Collateral Agreement provides that Party A and Party B shall appoint Wells Fargo as a custodian to hold any cash, securities and other collateral contemplated by Paragraph 13(b)(ii) of the Collateral Agreement (the “Collateral”) posted by either party in accordance with the terms of the Collateral Agreement;

WHEREAS, the Collateral Agreement contemplates that either Party A or Party B may be subject to certain Collateral posting obligations effected in accordance with the provisions thereof and each of Party A and Party B (depending on whether a party is required to post or entitled to receive any Credit Support Amount (as defined in the Collateral Agreement), pursuant to the terms of the Collateral Agreement, such party shall be deemed either a “Pledgor” or “Secured Party” within the meaning of the Collateral Agreement), pursuant to paragraph 2 of the Collateral Agreement, has granted to the other party a first priority security continuing security interest in such Collateral;

WHEREAS, Party A, Party B and the Custodian are entering into this Agreement with the intent of (i) complying with the provisions of the Collateral Agreement requiring the parties to designate Wells Fargo as the Custodian, (ii) providing the Custodian with instructions to transfer Collateral, pursuant to the provisions of the Collateral Agreement, in accordance with the entitlement orders of the Valuation Agent on behalf of the entitlement holders until the delivery of a Notice of Exclusive Control by either Party A or Party B, and (iii) to perfect the respective security interest of Party A and Party B in the Collateral by control.

NOW, THEREFORE, in furtherance of the foregoing, the parties hereto agree as follows:

Section 1. Definitions.

As used herein, the terms “Financial Asset,” “Investment Property,” “Proceeds,” and “Security Entitlement” shall have the meanings set forth in Article 8 and 9 of the Uniform Commercial Code as in effect in the State of New York (the “UCC”). Other terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Transaction Agreement and the Collateral Agreement.

Section 2. Appointment of Custodian and Securities Intermediary.

Each of Party A and Party B hereby appoints Wells Fargo, during the term of this Agreement, to act as agent for and on behalf of such party as such party’s custodian of, and security intermediary with respect to, any Collateral transferred by the other party as Pledgor to it as Secured Party under the Collateral Agreement and to exercise such powers and perform such duties in accordance with the terms of this Agreement. Custodian hereby accepts such appointment and agrees to accept the Collateral and any and all proceeds thereof (collectively, the “Custodial Assets”) from time to time received by the Custodian under this Agreement and, subject to other provision of this Agreement, agrees to hold the Custodial Assets as agent for and on behalf of the Secured Party. Custodian shall hold, disburse, redeem, release and transfer the same in accordance with the provisions of this Agreement.

Section 3. Custodian Responsibilities.

(a) Custodian, in accordance with the provisions of Section 4 hereof, has established the Collateral Account (as defined below), which shall be governed by and subject to this Agreement. Custodian shall segregate Custodial Assets it receives from each Pledgor in the Party A Collateral Subaccount (with respect to Collateral delivered by Party A) or the Party B Collateral Subaccount (with respect to Collateral delivered by Party B) each subtitled in the name of each such Pledgor as contemplated in Section 4 hereof. Custodian shall disburse, release and transfer the Custodial Assets only in accordance with Section 4 hereof.

(b) Each of Party A and Party B agrees that Collateral to be delivered to the Custodian for deposit in the Collateral Account may be, and hereby authorizes the Custodian on a continuous and on-going basis to hold Collateral, in the form of book-entry credits to the account of the Custodian. Each of Party A and Party B hereby authorizes the Custodian on a continuous and on-going basis to deposit all Collateral it receives in connection with its performance hereunder. Each of Party A and Party B, in its capacity of a Pledgor, also authorizes the Custodian to hold Collateral in registered form in the name of the Custodian, the name of its nominee or nominees or in blank; provided however, in no event shall such collateral be registered in the name of a Pledgor unless duly endorsed in blank. Where Collateral is transferred to the Collateral Account, the Custodian shall identify such Collateral on its books and records as belonging to the Pledgor that delivered such Collateral, and pledged to the Secured Party and shall provide the Secured Party and the Pledgor a confirmation of such transfer.

(c) Promptly following the end of each calendar month, the Custodian will provide Party A, Party B and the Valuation Agent with a statement identifying all Custodial Assets, if any, in the Collateral Account. In addition, the Custodian shall provide each Party A and Party B secured online access to the identity of all Custodial Assets, if any, in the applicable sub-account of the Collateral Account. In connection with providing such secured online access, the Custodian may require registration and the acceptance of a disclaimer. Party A, Party B and the Valuation Agent shall regularly, but at least once a month, review all such electronic statements and shall promptly advise the Custodian of any error, omission or inaccuracy in each statement. Custodian shall undertake to correct any errors, failures or omissions that are reported to the Custodian by Party A, Party B or the Valuation Agent. Any corrections shall be reflected on subsequent statements.

(d) As provided in this Section 3 and subject to the next sentence of this paragraph (d), the Custodian will comply with any written entitlement orders directing transfer or redemption of any financial asset relating to the Collateral Accounts received from the Valuation Agent (acting on behalf of Party A and Party B) to withdraw, to redeem or to disburse (or to transfer and deliver) any Custodial Assets (or to deliver any necessary consents in connection therewith), in the amount and to the payee or transferee specified in such written directions; provided that, following the receipt of any entitlement orders from the Valuation Agent by 10:00 a.m. Eastern Standard Time on any Business Day, the Custodian shall effect any transfer of Custodial Assets by the close of business on the immediately following Business Day. After the receipt by the Custodian of written notice from the Secured Party that, as a result of the occurrence of an Event of Default with respect to the Pledgor or an Additional Termination Event with respect to which the Pledgor is the Affected Party, the applicable Secured Party is thereby exercising exclusive control over the Party A Collateral Subaccount or the Party B Collateral Subaccount for which it is the applicable Secured Party, as the case may be (such notice, an “Exclusive Control Notice”), the Custodian agrees that on and after its receipt of an Exclusive Control Notice, it will thereafter immediately cease complying with any such entitlement orders previously issued by the Valuation Agent, and will, with respect to such Party A Collateral Subaccount or such Party B Collateral Subaccount, as the case may be, for which an Exclusive Control Notice has been received, only comply with any written entitlement orders subsequently issued by the applicable Secured Party that has delivered an Exclusive Control Notice to the Custodian without the further consent of the other party or any other person.

(e) Except as otherwise provided in Section 10 hereof, the Custodian shall not subject any Custodial Assets in the Collateral Account to any security interest, lien or right of setoff in favor of the Custodian or any third party claiming through the Custodian, and the Custodian shall not pledge, encumber, hypothecate, transfer, dispose of, or otherwise grant any third party an interest in, any Custodial Assets. The Custodian shall have no duty to and shall not advance margin or other credit against the Collateral Account without the prior joint written consent of Party A and Party B. Except as required by law or as explicitly set forth herein, the Custodian shall not agree with any other person or entity that it will comply with any withdrawal, transfer, payment and redemption instructions, or any other entitlement or other orders, from such person or entity concerning the Collateral Account or any items therein, without the prior written consent of Party A and Party B and any such agreement entered into without such consent shall be null and void.

Section 4. Establishment of Collateral Account.

(a) The Custodian hereby establishes (i) a securities account numbered 80435600 and in the name “Green Equity Investors Side V, L.P./Credit Suisse International - Securities Account” (the “Securities Account”), (ii) ) a subaccount to the Securities Account numbered 80435601 and in the name “Green Equity Investors Side V, L.P./Credit Suisse International; Credit Suisse International – Pledgor/ Green Equity Investors Side V, L.P. - Secured Party” (the “Party A Collateral Subaccount”), in respect of which Party A is the Pledgor and Party B is the Secured Party, and (iii) a subaccount to the Securities Account numbered 80435602 and named “Green Equity Investors Side V, L.P./Credit Suisse International; Green Equity Investors Side V, L.P. – Pledgor/ Credit Suisse International – Secured Party” (the “Party B Collateral Subaccount”) in respect of which Party A is the Pledgor and Party B is the Secured Party. The Securities Account, the Party A Collateral Subaccount, and the Party B Collateral Subaccount are collectively referred to herein as the “Collateral Account.”

(b) All securities, investment property or other property underlying any financial assets credited to the Collateral Account, or their respective proceeds, shall be registered in the name of the Custodian, indorsed to the Custodian or in blank or credited to another securities account maintained in the name of the Custodian and in no case will any financial asset credited to the Collateral Account be registered in the name of any Pledgor or any other person, payable to the order of any Pledgor or any other person or specially indorsed to any Pledgor or any other person except to the extent the foregoing have been specially indorsed to the Custodian or in blank; and

(c) All property delivered to the Custodian pursuant to this Agreement will be promptly credited to the Collateral Account.

Section 5. “Financial Assets” Election; Securities Intermediary. Custodian hereby agrees that each item of property (whether investment property, financial asset, security, instrument, general intangible, or cash) credited to the Collateral Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Custodian hereby represents and warrants and agrees that it is and will at all times be acting as a “securities intermediary” within the meaning of Section 8-102(a)(14) of the UCC and that the Collateral Account is a “securities account” within the meaning of Section 8-501 of the UCC.

Section 6. Entitlement Holder; Entitlement Orders. Each of Party A and Party B agrees that although such party, as a Secured Party, may be the entitlement holder with respect to the Collateral Account, prior to the receipt of the Exclusive Control Notice, the Secured Party shall not be entitled at any time to issue, and the Custodian shall not follow, any entitlement orders or instructions issued by the Secured Party at any time with respect to the Collateral Account, any financial assets credited thereto or any security entitlement with respect to any of the foregoing. Prior to the receipt of the Exclusive Control Notice, the Custodian shall only comply with any written notification or entitlement order it receives from the Valuation Agent directing investment, disbursement, transfer or redemption of any financial asset held in the Collateral Account.

Section 7. Maintenance of Collateral Account. In addition to, and not in lieu of, the obligation of the Custodian to honor written entitlement orders and instructions set forth in Section 3 and Section 6 hereof, the Custodian agrees to maintain the Collateral Account as follows:

(a) Until such time as the Custodian receives an Exclusive Control Notice, Custodian (at the written instruction of the Valuation Agent) shall vote any financial assets credited to the Collateral Account.

(b) Any cash deposited in the Collateral Account shall be invested in investments by the Custodian (at the written instruction of the Valuation Agent and, following a receipt of the Exclusive Control Notice, the written instruction of the applicable Secured Party).

(c) Custodian shall promptly send copies of all statements, confirmations and other correspondence concerning the Collateral Account and/or any financial assets credited thereto simultaneously to each of Party A and Party B at the address for each set forth in Section 13 of this Agreement.

(d) All items of income, gain, interest, expense and loss recognized in the Collateral Account and all interest, if any, relating to any investment shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of the relevant Secured Party.

Section 8. Conflict with Other Agreements.

(a) In the event of any conflict between this Agreement (or any portion hereof) and any other agreement now or hereafter existing, the terms of this Agreement shall prevail.

(b) Custodian hereby confirms and agrees that:

(i) There are no other agreements entered into between the Custodian and either Party A or Party B with respect to the Collateral Account;

(ii) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with any other person relating to the Collateral Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders of such other person; and

(iii) It has not entered into, and until the termination of this Agreement will not enter into, any agreement with either Party A or Party B purporting to limit or condition the obligation of the Custodian to comply with entitlement orders as set forth in Section 3 and Section 6 hereof.

Section 9. Adverse Claims. Except for the claims and interest of the Custodian, Party A or Party B in the Collateral Account, the Custodian does not know of any claim to, or interest in, the Collateral Account or in any financial asset credited thereto. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Collateral Account or in any financial asset carried therein, the Custodian will promptly notify Party A, Party B and the Valuation Agent.

Section 10. Subordination of Lien; Waiver of Set-Off. In the event that Custodian has or subsequently obtains by agreement, by operation of law or otherwise a security interest in the Collateral Account or any security entitlement credited thereto, such security interest shall be subordinate to the security interest of the applicable Secured Party. The financial assets and other items deposited to the Collateral Accounts will not be subject to deduction, set-off, banker’s lien, or any other right in favor of any person, except that the Custodian may set off (i) all amounts due to the Custodian in respect of customary fees and expenses for the routine maintenance and operation of the Collateral Account and (ii) the face amount of any checks which have been credited to the Collateral Account but are subsequently returned unpaid because of uncollected or insufficient funds.

Section 11. Payment of Fees; Indemnities; No Additional Duties; Interpleader; Force Majeure.

(a) Each of Party A and Party B jointly and not severally agrees to pay to Custodian its fees for the services rendered by it pursuant to Custodian’s fee letter and will reimburse Custodian for its reasonable expenses, including reasonable attorney’s fees incurred in connection with the negotiation and execution of this Agreement, and the performance by it of such services. Except as otherwise noted, this fee covers account acceptance, set up and termination expenses, plus usual and customary related administrative services such as safekeeping, collection and distribution of assets, including normal record-keeping/reporting requirements. Any additional services beyond the receipt payment of funds specified in this Agreement, or activities requiring excessive administrator time or out-of-pocket expenses, shall be deemed extraordinary expenses for which related costs, transaction charges and additional fees will be billed at Custodian’s standard charges for such items.

(b) Each of Party A and Party B (individually, an “Indemnitor” and, collectively, the “Indemnitors”) jointly and not severally hereby indemnifies, defends and holds Custodian, its officers, directors, employees and agents harmless from and against any and all losses, claims, damages, demands, expenses, costs, causes of action, judgments or liabilities that may be incurred by Custodian, its officers, directors, employees and agents (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) arising directly or indirectly out of or in connection with Custodian’s acceptance of appointment and performance as Custodian hereunder, including the reasonable legal costs and expenses, as such expenses are incurred (including, without limitation, the reasonable expenses of any experts, counsel or agents and of investigating, preparing for or defending itself against any action, claim or liability in connection with its performance hereunder). The indemnification provision provided for herein shall be applicable whether or not negligence of Custodian is alleged or proven. In no event, however, shall any Indemnitor be obligated to indemnify Custodian and save Custodian harmless from any fees, expenses, charges and/or liabilities incurred by the Custodian as a result of its own willful misconduct or gross negligence. Promptly after receipt by an Indemnified Party under this Section 11 of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnitors hereunder, notify each Indemnitor in writing of the commencement thereof.

(c) The parties acknowledge and agree that the Custodian shall not have any additional duties other than those expressly set forth in this Agreement, and the Custodian shall satisfy those duties expressly set forth in this Agreement so long as it acts without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Custodian shall not be subject to any fiduciary or other implied duties, and the Custodian shall not have any duty to take any discretionary action or exercise any discretionary powers. In no event shall the Custodian be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action. Custodian may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties in accordance with the terms of this Agreement. Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties are purely ministerial in nature. Custodian may consult with and obtain advice from legal counsel as to any provision of this Agreement or its duties hereunder and, solely with respect to the questions of law, shall not be liable for action taken or omitted by it in accordance with the advice of its counsel.

(d) Custodian shall have no liability for loss arising from any cause beyond its control, including but not limited to, the act, failure or neglect of any agent or correspondent selected by the Custodian with due care for the remittance of funds; any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator; or the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers; provided that, prior to delegating or assigning any duties under this Agreement to any third-party agents, including any duties relating to holding of Collateral, any transfers of Collateral or related payments with respect to any account, prior to effecting any such delegation or assignment, Custodian shall obtain a consent of the Pledgor and the Secured Party for such account to such delegation or assignment, and following the receipt of such Exclusive Control Notice, solely the Secured Party for such account.

(e) The provisions of this Section shall survive the termination of this Agreement and the resignation or removal of the Custodian for any reason.

Section 12. Successors; Assignment; Amendments.

(a) The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors who obtain such rights solely by operation of law, and permitted assigns. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by any party hereto without the prior written consent of each other party. Any purported transfer that is not in compliance with this provision will be void; provided however, any corporation or association into which the Custodian may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto and without the consent of any other party hereto; provided, further that, should Wells Fargo resign or be removed as the Custodian under the terms of the Collateral Agreement or otherwise, the institution succeeding Wells Fargo shall succeed Wells Fargo as the Custodian hereunder.

(b) No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all of the parties hereto.

Section 13. Notices. All notices, approvals, comments or other communications required or desired to be given hereunder shall be in writing and delivered in person or mailed by certified mail or courier, postage prepaid, addressed as follows, or by facsimile transmission, and shall be deemed given when received:

Party A:

Credit Suisse International One Madison Avenue, 2nd Floor New York, NY 10010
Telephone:	(212) 538-6073
Facsimile:	(917) 326-8641
Group E-mail:	americas.collateralmgt@credit-suisse.com;
Douglas.Romm@credit-suisse.com
Attention:	Mr. Douglas Romm
Collateral Management Americas

Party B:

Green Equity Investors Side V, L.P. 11111 Santa Monica Blvd. Suite 2000 Los Angeles, CA 90025
Telephone:	(310) 954-0433
Facsimile:	(310) 954-0035
Email:	franklin@leonardgreen.com
Attention:	Cody Franklin

With a copy to:

Telephone:	(310) 954-0425
Facsimile:	(310) 954-0035
Email:	galashan@leonardgreen.com
Attention:	Kris Galashan

Custodian:

Wells Fargo Bank, N.A. 9062 Old Annapolis Rd. Columbia, Maryland 21045
Attn:	CDO Trust Services—The Secured Party Hedge Facility
Fax:	(410) 715-3748

Valuation Agent:

Credit Suisse International One Madison Avenue, 2nd Floor New York, NY 10010
Telephone:	(212) 538-6073
Facsimile:	(917) 326-8641
Group E-mail:	americas.collateralmgt@credit-suisse.com;
Douglas.Romm@credit-suisse.com
Attention:	Mr. Douglas Romm
Collateral Management Americas

Any party may change its address for notices in the manner set forth above.

Section 14. Termination. The obligations of the Custodian pursuant to this Agreement shall continue in effect until the earlier of (i) the security interests in the Collateral Account having been terminated pursuant to the terms of the Transaction Agreement and the Collateral Agreement and Party A and Party B jointly notifying the Custodian of such termination in writing, or (ii) Party A and Party B, upon a five (5) Business Days’ prior written notice, jointly notifying the Custodian of its replacement or otherwise their intention to terminate this Agreement. Notwithstanding the foregoing, the Custodian may terminate this Agreement by giving to the other parties a notice in writing specifying the date of such termination which shall not be less than thirty (30) calendar days after the date of giving such notice provided that such termination shall not be effective until the Custodial Assets in the Party A Collateral Subaccount have been transferred to or as directed by Party B and the Custodial Assets in the Party B Collateral Subaccount have been transferred to or as directed by Party A whether a Notice of Exclusive Control has been issued by such Secured Party or not. Such notice shall not affect or terminate a Secured Party’s security interest in and lien upon the Collateral or Custodian’s rights hereunder.

Section 15. Choice of Law. Both this Agreement and the Collateral Account shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Custodian’s jurisdiction within the meaning of Section 8-110 of the UCC and the Collateral Account (as well as the security entitlements related thereto) shall be governed by the laws of the State of New York.

Section 16. Jurisdiction. Each party irrevocably:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement (“Proceedings”), or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; and

(b) consents that any such Proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

provided; however that nothing in this Agreement shall preclude (nor is anything in this Agreement intended to preclude) any applicable party from bringing Proceedings in any other jurisdiction if (i) the courts of the State of New York or the United States District Court located in the Borough of Manhattan in New York City lack jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (ii) the Proceedings are commenced by the applicable person to enforce its rights against the Collateral in the manner and to the extent permitted under the terms of the Collateral Agreement; (iii) the Proceedings are commenced to appeal any court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (iv) any suit, action or proceeding has been commenced in another jurisdiction by or against such party or against its property, assets or estate and, in order to exercise or protect its right, interests or remedies under this Agreement, such party (x) joins, files a claim, or takes any other action, in any such suit, action or proceeding or (y) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

Section 17. Severability; Counterparts. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties have executed this Agreement with effect from the date specified on the first page of this document.

CREDIT SUISSE INTERNATIONAL, as Party A and Valuation Agent

By:	/S/ SHUL WONG
Name:	Shul Wong
Title:	Authorized Signatory

By:	/S/ BARRY DIXON
Name:	Barry Dixon
Title:	Authorized Signatory

GREEN EQUITY INVESTORS SIDE V, L.P., as Party B

By:	GEI Capital V, LLC, its general partner

By:	/S/ MICHAEL GENNARO
Name:	Michael Gennaro
Title:	Chief Operating Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Custodian

By:	/S/ JOSÉ M. RODRIGUEZ
Name:	José M. Rodriguez
Title:	Vice President

[Signature Page to Custody and Securities Account Control Agreement]